Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-176490) pertaining to the Amended and Restated 2000 Employee Stock Purchase Plan;

2)	Registration Statement (Form S-8 No. 333-176489) pertaining to the 2009 Omnibus Incentive Compensation Plan;

3)	Registration Statement (Form S-8 No. 333-163033) pertaining to the 2009 Omnibus Incentive Compensation Plan;

4)	Registration Statement (Form S-8 No. 333-163032) pertaining to 2000 Employee Stock Purchase Plan;

5)	Registration Statement (Form S-8 No. 333-145482) pertaining to 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan;

6)	Registration Statement (Form S-8 No. 333-53692) pertaining to 2000 Stock Incentive Plan, 2000 Employee Stock Purchase Plan and 1997 Stock Incentive Plan;

7)	Registration Statement (Form S-3 No. 333-162020) and related prospectus pertaining to the registration of $125,000,000 of debt securities, common stock, preferred stock, subscription rights, depositary shares, warrants, purchase contracts and units;

of our reports dated March 1, 2013, with respect to the consolidated financial statements and schedule of Novatel Wireless, Inc., and the effectiveness of internal control over financial reporting of Novatel Wireless, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

San Diego, California

March 1, 2013